UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report: June 8, 2009

(Date of earliest event reported)

E*TRADE Financial Corporation

(Exact name of Registrant as Specified in its Charter)

Delaware	1-11921	94-2844166
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

135 East 57th Street, New York, New York 10022

(Address of Principal Executive Offices and Zip Code)

(646) 521-4300

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective June 8, 2009, the Board of Directors of E*TRADE Financial Corporation expanded the number of members of the Board from eleven to twelve, expanded the number of Class II directors from three to four and appointed Kenneth C. Griffin, President and Chief Executive Officer of Citadel Investment Group, L.L.C., as a Director. Mr. Griffin will be a Class II member of the Board and will stand for election by the stockholders at the next annual meeting. Mr. Griffin was appointed pursuant to the right of Wingate Capital Ltd., an affiliate of Citadel, under the Master Investment and Securities Purchase Agreement dated November 29, 2007 between Wingate Capital Ltd. and E*TRADE (the “Purchase Agreement”). A description of that agreement and other agreements between E*TRADE and Citadel are disclosed on the Form 8-K filed on December 4, 2007. The description of such agreements is incorporated herein by reference.

Also as of June 8, 2009, the Board appointed Mr. Griffin to serve as a member of its Finance and Risk Oversight Committee.

Citadel is the largest holder of E*TRADE’s common stock and, as of May 13, 2009 owned approximately 89.1 million shares. In addition, although Citadel is not required to disclose the amount of E*TRADE’s outstanding senior debt securities it owns, E*TRADE believes Citadel owns in the aggregate more than 70% of E*TRADE’s outstanding senior debt securities. E*TRADE issued common stock and 12.5% Springing Lien Notes due 2017 (“Springing Lien Notes”) to Citadel pursuant to the Purchase Agreement in November 2007. As of March 31, 2009, the principal amount outstanding of the Springing Lien Notes was $2,057,000,000. During the second quarter of 2008, E*TRADE elected to make its first interest payment of approximately $121 million on the Springing Lien Notes in cash. During the fourth quarter of 2008 and second quarter of 2009, E*TRADE elected to make the second and third interest payments of approximately $121 million and $129 million respectively in the form of additional Springing Lien Notes.

The Board approved the payment of a $25,000 cash annual retainer to Mr. Griffin under the terms of E*TRADE’s non-employee director compensation policy as in effect from time to time, as described in E*TRADE’s 2009 proxy statement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E*TRADE FINANCIAL CORPORATION

Date: June 10, 2009	By:	/s/ Karl A. Roessner
Name: Karl A. Roessner
Title: Corporate Secretary